As filed with the Securities and Exchange Commission on September 13, 2001
                                                     Registration No. __________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                NEVADA                         CYCO.NET, INC.                       13-3389415
   (State or Other Jurisdiction of       (Name of Registrant in Our    (I.R.S. Employer Identification No.)
            Incorporation                         Charter)
           or Organization)

  4201 YALE BOULEVARD, N. E. SUITE G                7389                          RICHARD URREA
    ALBUQUERQUE, NEW MEXICO 87107        (Primary Standard Industrial   4201 YALE BOULEVARD, N. E. SUITE G
   (Address and telephone number of      Classification Code Number)       ALBUQUERQUE, NEW MEXICO 87107
    Principal Executive Offices and                                    (Name, address and telephone number
     Principal Place of Business)                                             of agent for service)

                                               Copies to:
               Clayton E. Parker, Esq.                                  Troy J. Rillo, Esq.
              Kirkpatrick & Lockhart LLP                             Kirkpatrick & Lockhart LLP
        201 S. Biscayne Boulevard, Suite 2000                  201 S. Biscayne Boulevard, Suite 2000
                 Miami, Florida 33131                                   Miami, Florida 33131
                    (305) 539-3300                                         (305) 539-3300
            Telecopier No.: (305) 358-7095                         Telecopier No.: (305) 358-7095

        Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                   CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                                   PROPOSED       PROPOSED
                                                                    MAXIMUM       MAXIMUM
                                                                   OFFERING      AGGREGATE      AMOUNT OF
         TITLE OF EACH CLASS OF               AMOUNT TO BE           PRICE        OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED              REGISTERED        PER SHARE (1)   PRICE (1)         FEE
------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share      40,550,000             $0.09       $3,649,500       $912.38
------------------------------------------------------------------------------------------------------------
Common  Stock,   par  value  $0.001  per
share, underlying options                        750,000             $0.09          $67,500        $16.88
------------------------------------------------------------------------------------------------------------
TOTAL                                         41,300,000             $0.09       $3,667,500       $929.26
============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of September 10, 2001.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                Subject to completion, dated September 13, 2001

                                 CYCO.NET, INC.
                        41,300,000 SHARES OF COMMON STOCK

        This prospectus relates to the sale of up to 41,300,000 shares of Cyco.net's common stock by certain persons who are, or will become, stockholders of Cyco.net. Please refer to "Selling Stockholders" beginning on page 9. Of that total, a single stockholder will sell up to 40,000,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit. Cyco.net is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Cyco.net has agreed to pay Cornell Capital Partners, L.P. a fee of 8.4% of the proceeds raised by us under the Equity Line of Credit.

        The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

        The selling stockholders consist of:

        o Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated August 16, 2001.

        o Other selling stockholders, which intend to sell up to 1,300,000 shares of common stock purchased in private offerings.

        Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Cyco.net 82% of the market price of our common stock. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.

        Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "CYKE". On August 28, 2001, the last reported sale price of our common stock was $0.09 per share.

        THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

        PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

                    PRICE TO           PROCEEDS TO SELLING
                     PUBLIC*               SHAREHOLDERS
   Per share          $0.09                   $0.09
                      -----                   -----
     TOTAL            $0.09                 $3,717,000
                      =====                 ==========
-----------------------

        * This includes the sale of 40,000,000 shares of common stock by Cornell Capital Partners, L.P. All proceeds from the sale of these shares will be paid to the selling stockholders.


        With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is ___________ ___, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY.............................................................1
THE OFFERING...................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION.....................................3
RISK FACTORS...................................................................4
FORWARD-LOOKING STATEMENTS.....................................................8
SELLING STOCKHOLDERS...........................................................9
USE OF PROCEEDS...............................................................10
DILUTION......................................................................11
EQUITY LINE OF CREDIT.........................................................12
PLAN OF DISTRIBUTION..........................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................14
DESCRIPTION OF BUSINESS.......................................................16
MANAGEMENT....................................................................19
DESCRIPTION OF PROPERTY.......................................................21
LEGAL PROCEEDINGS.............................................................21
PRINCIPAL SHAREHOLDERS........................................................22
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................23
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON EQUITY AND
    OTHER SHAREHOLDER MATTERS.................................................24
DESCRIPTION OF SECURITIES.....................................................25
EXPERTS ......................................................................26
LEGAL MATTERS.................................................................26
AVAILABLE INFORMATION.........................................................26
FINANCIAL STATEMENTS.........................................................F-1


--------------------------------------------------------------------------------

        We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2000, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                    OVERVIEW

        Cyco.net, Inc. is the successor corporation to AVE, Inc. Cyco.net is an e-commerce business. The main web site is in the form of an "e" zine, similar to a magazine except that it is only available on-line. The web site is
WWW.CYCO.NET. It currently has two fully operational ancillary sites, cycocigs.com and aabakismokes.com, which are in the market of selling cigarettes on-line. We have also registered the sites of digidarkroom.com, and cyconet.com, and psychocigs.com, which sends viewers to cycocigs.com.


                                    ABOUT US

        Our principal office is located at 4201 Yale Boulevard, N. E., Suite G, Albuquerque, New Mexico 87107. Our telephone number is (505) 344-9643.

                                  THE OFFERING

        This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Cyco.net. The selling stockholders consist of:

        o Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be issued under an Equity Line of Credit Agreement, dated August 16, 2001.

        o Other selling stockholders, who intend to sell up to 1,300,000 shares of common stock purchased in private offerings.

        Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. Cornell Capital Partners, L.P. will purchase the shares of common stock for an 18% discount to the prevailing market price of our common stock. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                                  41,300,000 shares by selling stockholders

OFFERING PRICE                                        Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)       26,496,419 shares

USE OF PROCEEDS                                       We will not  receive  any  proceeds  of the shares
                                                      offered   by   the   selling   stockholders.   Any
                                                      proceeds we receive  from the sale of common stock
                                                      under the Equity  Line of Credit  will be used for
                                                      the  purchase  of  inventory,   web   development,
                                                      marketing and general  working  capital  purposes.
                                                      See "Use of Proceeds."

RISK FACTORS                                          The  securities  offered  hereby  involve  a  high
                                                      degree   of   risk   and   immediate   substantial
                                                      dilution.  See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                CYKE

------------------

(1) Excludes options to purchase 1,350,000 options, of which 600,000 have an exercise price of $0.10 per share and 750,000 have an exercise price of $0.06 per share.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                               FOR THE QUARTER ENDED           FOR THE YEAR ENDED
                                                   JUNE 30, 2001                DECEMBER 31, 2000
STATEMENT OF OPERATION DATA:

Revenues                                              $1,046,216                     $2,496,018
Cost of sales                                            957,302                      2,302,510
General and administrative expenses                      120,828                        386,152
Total operating expenses                               1,078,130                      2,688,662
(Loss) from operations                                  (31,914)                      (192,644)
Net (loss)                                             $(31,922)                     $(218,189)
Net loss per share - basic and diluted                   $(0.00)                        $(0.01)



                                                   JUNE 30, 2001                DECEMBER 31, 2000

BALANCE SHEET DATA:

Cash                                                    $8,757                          $44,838
Receivables                                             51,868                           70,377
Inventory                                                4,449                            5,776
Total current assets                                    66,979                          122,896
Intangible assets, net                                  31,540                           19,792
Other receivables - related party                       25,707                           23,994
Total assets                                           129,223                          170,074
Accounts payable                                       158,383                          163,900
Total current liabilities                              160,383                          163,900
Common stock                                            25,946                           21,946
Additional paid-in capital                             418,859                          342,859
Accumulated (deficit)                                (475,965)                        (358,631)
Total stockholders' equity                            (31,160)                            6,174
Total liabilities and stockholders' equity            $129,233                         $170,074

                                  RISK FACTORS

        Cyco.net is subject to various risks which may materially harm our business, financial condition and results of operations. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

        We have historically lost money. In the year ended December 31, 2000, we had a net loss of $218,189, or $0.01 per share. Future losses are likely to occur. Our independent auditors have noted that our ability to continue as a going concern depends upon our ability to secure financing, increase ownership equity and attain profitable operations. Accordingly, we may experience significant liquidity and cash flow problems if we are not able to raise additional capital as needed and on acceptable terms. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

        We have relied on significant external financing to fund our operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We will need to raise additional capital to fund our anticipated operating expenses and future expansion. Among other things, external financing may be required to cover our operating costs. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. The sale of our common stock to raise capital may cause dilution to our existing shareholders. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

        Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years ended December 31, 2000 and 1999 financial statements, which states that our Company's ability to continue as a going concern depends upon its ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT AND ACCUMULATED DEFICIT

        We had a working capital deficit of $93,404 at June 30, 2001. We had an accumulated deficit of $475,965 at June 30, 2001.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

        Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. As a result, this could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

        Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Penny stocks are stock:

        o   With a price of less than $5.00 per share;

        o   That are not traded on a "recognized" national exchange;

        o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

        o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

        Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

        Our success largely depends on the efforts and abilities of key executives and consultants, including Richard Urrea, our Chief Executive Officer and President. The loss of the services of Mr. Urrea could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Urrea.

WE MAY BE UNABLE TO MANAGE GROWTH

        Successful implementation of our business strategy requires us to manage our growth. Growth could place an increasing strain on our management and financial resources. To manage growth effectively, we will need to:

        o   Implement changes in certain aspects of our business;

        o Enhance our information systems and operations to respond to increased demand;

        o Attract and retain qualified personnel; and o Develop, train and manage an increasing number of management-level and other employees.

        If we fail to manage our growth effectively, our business, financial condition or operating results could be materially harmed, and our stock price may decline.

CUSTOMERS WILL HAVE TO OVERCOME THEIR FEAR OF TRANSACTING BUSINESS OVER THE INTERNET FOR US TO BE SUCCESSFUL

        We believe that many Internet users view E-businesses as risky, due to privacy concerns and other factors. People are often reluctant to purchase online, despite the promise of secure transactions. People are wary of relinquishing personal data, including credit card information, over the Internet. Potential customers may incur difficulty finding particular sites, due to domain name confusion, i.e., Cyco.com (Cyco Software Company) vs. Cyco.net. Companies risk losing customers who utilize search engines, because competitors are listed as well. Cyco.net is aware of such pitfalls, and attempts to lessen the impact of these downfalls by providing secure transactions for all online purchases, and requiring minimal personal customer information to complete transactions. Cyco.net has attempted to assure its customers that it will not sell nor provide customer information to third parties.

MANY OF OUR COMPETITORS ARE ABLE TO PURCHASE PRODUCTS FOR LOWER PRICES THAN US DUE TO BUY-DOWN PROMOTIONS, WHICH MEANS THE SALE PRICE OF OUR PRODUCTS MAY BE HIGHER THAN THOSE OF OUR COMPETITORS

        If competitors are allowed to use buy-down promotions to lower their prices and the manufacturers continue to disallow us to participate in such programs, we will be at a distinct disadvantage and will suffer reduced sales due to non-competitive prices. These buy-downs are the cigarette industry's version of a rebate to entice sales. In this case, the rebate goes to the retailer to mark down the over the counter price. At this time, manufacturers have refused to offer such buy-downs to Internet companies, including Cyco.net.

THE APPLICABILITY OF THE JENKINS ACT MAY REQUIRE US TO COLLECT EXCISE TAXES IN EVERY STATE, WHICH COULD INCREASE THE COST OF OUR PRODUCTS AND DISCOURAGE CUSTOMERS

        There is uncertainty over applicability of the Jenkins Act to e-commerce sales of cigarettes. The Jenkins Act, United States Code Title 15, Section 376, was enacted in the 1940s to monitor interstate sales of cigarettes. This Act requires that companies selling cigarettes report monthly the names and addresses of their customers with state tobacco tax administrators. It is uncertain whether the Act applies to e-commerce because Internet sales take place in a state other than the customer's state of origin. Further, the Jenkins Act conflicts with other Federal laws, such as the Privacy Act of 1974 and the Electronics Communications Act of 1986. The Jenkins Act is also considered discriminatory because it applies to cigarette sales only, and not the interstate sale of cigars and tobacco. If it is deemed that the Jenkins Act is applicable to Internet cigarette sales, Cyco.net will report to individual state tax authorities. Such enforcement could adversely affect sales because the absence of excise taxes makes the prices of our products less expensive than some competitors' prices. The cost burden of reporting to every state tax authority could affect the profitability of Cyco.net.

WE MAY BE REQUIRED TO COLLECT SALES AND USE TAXES IN EVERY STATE THAT OUR PRODUCTS ARE SOLD, WHICH COULD INCREASE THE COST OF OUR PRODUCTS AND DISCOURAGE CUSTOMERS

        If one or more states or any foreign country successfully asserts that Cyco.net should collect sales or other taxes on the sale of products, net sales and results of operations could be harmed. Cyco.net does not currently collect sales or other similar taxes for shipments of goods into any state. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. If Cyco.net becomes obligated to collect sales taxes, it will need to update its system that processes customer orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase operating expenses. In addition, customers may be discouraged from purchasing products from Cyco.net because they have to pay sales tax, causing net sales to decrease.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

        Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 26,496,419 shares of common stock outstanding as of September 7, 2001 (assuming no exercise of options), 3,011,509 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 23,484,910 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, including the shares to be issued to Cornell Capital Partners, L.P., 44,311,509 of common stock will be freely tradeable without restriction, unless held by our "affiliates."

        Upon completion of this offering, and assuming all shares registered in this offering are resold in the public market, there will be an additional 40,000,000 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

        In addition, we have issued options to purchase a total of 1,350,000 shares of our common stock, of which 600,000 shares have an exercise price of $0.10 per share and 750,000 shares have an exercise price of $0.06 per share.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

        The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

        The common stock to be issued under the Equity Line of Credit will be issued at a 18% discount to the average of the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

        The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 41,300,000 of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

        Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE

        The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

        We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

                           FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

        Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

        This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

        The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5.0 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Cyco.net, except as follows:

        o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors makes the investment decisions on behalf of Yorkville Advisors.

        o   Persia  Consulting  Group,  Inc. is a consultant  to  Cyco.net.  All
            investment   decisions  of  Persia  Consulting  are  made  by  Hamid
            Fashandi.

        o   Lynette Budagher is an employee of Cyco.net.

        o   Eventin  Research  Partners,  Inc. is a consultant to Cyco.net.

        o   David Gonzalez is a consultant to Cyco.net.

        The table follows:

                                                   PERCENTAGE OF                     PERCENTAGE OF                   PERCENTAGE OF
                                                    OUTSTANDING                       OUTSTANDING                     OUTSTANDING
                                       SHARES         SHARES        SHARES TO BE     SHARES TO BE                       SHARES
                                    BENEFICIALLY   BENEFICIALLY    ACQUIRED UNDER   ACQUIRED UNDER    SHARES TO BE    BENEFICIALLY
            SELLING                 OWNED BEFORE   OWNED BEFORE     THE LINE OF       THE LINE OF      SOLD IN THE    OWNED AFTER
          STOCKHOLDER                 OFFERING      OFFERING          CREDIT          CREDIT(1)        OFFERING        OFFERING
          -----------                 --------      --------          ------          ---------        --------        --------
Cornell Capital Partners, L.P.                 0         0.0%        40,000,000            60.2%       40,000,000         0.0%

Persia Consulting Group, Inc.            250,000         1.0%                --               --          250,000         0.0%

Lynette Budagher                      750,000(2)         2.8%                --               --          750,000         0.0%

Eventin Research Partners, Inc.          250,000         1.0%                --               --          250,000         0.0%

David Gonzalez                            50,000            *                --               --           50,000         0.0%

-----------------------
*       Less than 1%.
(1) Percentage of outstanding shares is based on 26,496,419 shares of common stock outstanding as of September 7, 2001, together with the 40,000,000 shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.
(2) These represent shares of common stock underlying options to purchase up to 750,000 shares of common stock.

                                 USE OF PROCEEDS

        This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 82% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

        For illustrative purposes, Cyco.net has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $60,000 and commitment fees of 8.4% of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                                  $1,250,000    $2,500,000     $3,750,000    $5,000,000

NET PROCEEDS                                    $1,085,000    $2,230,000     $3,375,000    $4,520,000

USE OF PROCEEDS:                                    AMOUNT        AMOUNT         AMOUNT        AMOUNT
--------------------------------------------- ------------- ------------- -------------- -------------

Purchase of Inventory                              250,000       300,000        450,000       500,000

Web Development                                     50,000       100,000        250,000       400,000

Marketing                                          350,000       900,000      1,300,000     1,700,000

General Working Capital                            435,000       930,000      1,750,000     1,920,000
                                                 ---------     ---------      ---------     ---------
Total                                            1,085,000     2,230,000      3,375,000     4,520,000
                                                 =========     =========      =========     =========

                                    DILUTION

        The net tangible book value of Cyco.net as of June 30, 2001 was ($62,700) or ($0.0024) per share of common stock. Net tangible book value is determined by dividing the tangible book value of Cyco.net (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Cyco.net, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.125 per share.

        If we assume that Cyco.net had issued 40,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.125 per share, less commitment fees of $420,000 and $60,000 of other offering expenses, our net tangible book value as of June 30, 2001 would have been $4,457,300 or $0.0676 per share. This represents an immediate increase in net tangible book value to existing shareholders of $0.0700 per share and an immediate dilution to new shareholders of $0.0574 per share, or 45.9%. The following table illustrates the per share dilution:

Assumed public offering price per share                                        $0.1250
Net tangible book value per share before this offering         $(0.0024)
Increase attributable to new investors                           $0.0700
                                                                 -------
Net tangible book value per share after this offering                          $0.0676
                                                                               -------
Dilution per share to new shareholders                                         $0.0574
                                                                               =======

        The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                DILUTION PER
                             ASSUMED         NO. OF SHARES TO   SHARE TO NEW
                         OFFERING PRICE        BE ISSUED(1)      INVESTORS
                         --------------        ------------      ---------

                          $0.1250           40,000,000             $0.0574
                          $0.0938           40,000,000             $0.0426
                          $0.0625           40,000,000             $0.0287
                          $0.0313           40,000,000             $0.0149

---------------------

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

                              EQUITY LINE OF CREDIT

        Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 40,000,000 shares of common stock for a total purchase price of $5.0 million. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of our Company for 82% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

        The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

        ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days.

        MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

        COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5.0 million or (ii) two years after the effective date of the accompanying registration statement.

        MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of our Company's common stock. The maximum amount of each advance is equal to 75% of the average daily volume of our Company's common stock for the 40 trading days prior to the date of an advance multiplied by 82% of the lowest closing bid price of Cyco.net's common stock for the 5 trading days immediately following the notice date of an advance.

        NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we drew down the entire $5.0 million available under the Equity Line of Credit in a single advance (which is not permitted under the terms of the Equity Line of Credit) and the purchase price was equal to $0.125 per share, then we would issue 40,000,000 shares of common stock to Cornell Capital Partners, L.P. These shares would represent 60.2% of our outstanding capital stock upon issuance.

        REGISTRATION RIGHTS. We granted to Cornell Capital Partners, L.P. certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

        NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $60,000 consisting primarily of professional fees incurred in connection with registering 40,000,000 shares in this offering. In addition, we are obligated to pay a cash fee to Cornell Capital equal to 8.4% of each advance.

        USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

        The selling stockholders have advised us that the sale or distribution of Cyco.net's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Cyco.net's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Cyco.net's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Cyco.net's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

        Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay our Company 82% of the lowest closing bid price of Cyco.net's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.

        Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $60,000 as well as commitment fees of 8.4% of the gross proceeds received under the Equity Line of Credit. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

        The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Cyco.net while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Cyco.net under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

        THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS OF CYCO.NET AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 30, 2001 COMPARED WITH THE THREE MONTHS ENDED JUNE 30, 2000

        Revenues for the three months ended June 30, 2001 were $1,046,216 as compared to $555,744 in the same period last year. The increase is due primarily to word-of-mouth advertising as Cyco.net has spent very little on other forms of advertising.

        Cost of goods sold were $957,302, or 91.5% of revenues, for the three months ended June 30, 2001, as compared to $493,602, or 88.8% of revenues, for the three months ended June 30, 2000. The increase in the cost of goods sold, expressed as a percent of revenues, was due to increased shipping costs and product costs.

        General and administrative expenses for the second quarter ended June 30, 2001 were $120,828, or 11.5% of revenues, as compared to $59,027, or 10.6%
of revenues, for the second quarter last year. This increase in general and administrative expenses is primarily attributable to increases in credit card processing fees of approximately $22,000, payroll expenses of approximately $20,000, professional fees of approximately $12,000, and rent expense of approximately $6,000.

        Cyco.net had a net loss for the period ended June 30, 2001 of $31,922 compared to net income of $3,115 for the same period last year. This net loss is primarily attributable to an increase in general and administrative expenses.

        For the three months ended June 30, 2000, Cyco.net had an unrealized loss on available for sale securities of $32,812 producing a comprehensive loss of $29,697.

SIX MONTHS ENDED JUNE 30, 2001 COMPARED WITH THE SIX MONTHS ENDED JUNE 30, 2000

        Revenues for the six months ended June 30, 2001 were $1,979,862 as compared to $652,029 in the same period last year. We have had an increase in revenues each quarter since we commenced operations January 1, 2000. This increase in revenues is primarily attributable to higher product sales.

        Cost of goods sold were $1,817,793, or 91.8% of revenues, for the six months ended June 30, 2001, as compared to $578,091, or 88.7% of revenues, for the six months ended June 30, 2000. The increase in the cost of goods sold, expressed as a percent of revenues, was due to increased shipping costs and product costs.

        General and administrative expenses for the six months ended June 30, 2001 were $279,389, or 14.1% of revenues, as compared to $90,216, or 13.8% of revenues, for the same period last year. This increase in general and administrative expenses is primarily attributable to increases in credit card processing fees of approximately $47,000, payroll expenses of approximately $106,000 (including $70,000 of common stock issued as compensation), professional fees of approximately $17,000, and rent expense of approximately $8,000.

        Cyco.net had net losses for the six month periods ended June 30, 2001 and 2000 of $117,334 and $16,278, respectively. This increase in net loss is primarily attributable to higher general and administrative expenses.

        For the six months ended June 30, 2000, Cyco.net had an unrealized gain on available for sale securities of $21,876 producing comprehensive income of $5,598.

FINANCIAL RESOURCES AND LIQUIDITY

        Cash used in operations for the six months ended June 30, 2001 was $20,243. Cash used in investing activities was $14,125, cash used in financing activities was $1,713 and the net decrease in cash for the six months ended June 30, 2001, was $36,081. As of June 30, 2001, Cyco.net had cash-on-hand of $8,757.
Cyco.net expects to experience an increase in its product sales that will be sufficient to meet its operating expenses. However, Cyco.net will need to raise additional capital to finance growth. Such capital is expected to come from the sale of securities, including the sale of common stock under the Equity Line of Credit. Other than the Equity Line of Credit, Cyco.net does not have any commitments for financing.

                             DESCRIPTION OF BUSINESS

OVERVIEW

        Cyco.net, Inc. is the successor corporation to AVE, Inc. Cyco.net is an e-commerce business. The main web site is in the form of an "e" zine, similar to a magazine except that it is only available on-line. The web site is
WWW.CYCO.NET. It currently has two fully operational ancillary sites, cycocigs.com and aabakismokes.com, which are in the market of selling cigarettes on-line. We have also registered the sites of digidarkroom.com, and cyconet.com, and psychocigs.com, which sends viewers to cycocigs.com.

CORE BUSINESS

        Cyco.net, Inc. was established in January 1999 to develop a network of web based companies. These companies are centered around a central web site called Cyco.net (WWW.CYCO.NET).

        The revenue  producing web sites are Cycocigs.com and  Aabakismokes.com.
In November 1999, we opened our first e-commerce web site. The site, www.cycocigs.com, sells cigarettes over the Internet. In March 2000, we opened our second e-commerce web site. The site, Aabakismokes.com, also sells cigarettes over the Internet. The name, Asbakismokes.com, provides favorable placement in guides that list companies or web sites in alphabetical order. New Mexico state laws allows us to sell out of state without paying the state excise tax on cigarettes, thus enabling us to provide customers with their favorite name brand cigarettes at discounted prices.

        The first page of each web site provides a pull down menu listing all available brands of cigarettes. Once a brand is selected, obtainable styles are listed. From there, the customer places desired cigarettes into a shopping cart that details total quantities ordered, unit costs, shipping charges, and the total cost of the order. This page also provides an opportunity to place additional orders, and continually scheduled shipments to the customer. To complete the order, customers enter a secure site to provide form of payment.

        The site accepts Visa, MasterCard, Discover Card, and American Express. With credit card orders, we are paid, in many cases, before the order is shipped. We are generally able to verify a customer's age because credit card holders must be 18 years old. Any credit cards issued to minors must be co-signed by a parent or guardian who receives monthly itemized statements. In questionable cases, we will require photo identification to be supplied by facsimile.

        Customers must agree to the following terms of sale to complete their order.

        o Billing address must be used as shipping address to verify the age of recipient

        o Billing addresses outside the United States or within the state of New Mexico are prohibited.

        o   Purchaser must be 18 years of age.

        o   Purchaser agrees not to resell or retail any part of their order.

        o   Limit of 10 cartons per customer per order.

        These terms are listed in several places, as well as on the final checkout page

        Orders placed Monday through Thursday before 2:00 p.m., Mountain Standard Time, are shipped the next day. Orders received Friday through Sunday are shipped on Monday. All orders are shipped by United States Postal Service 2-3 day priority mail.

CYCO.NET

        Our Cyco.net web site provides a lighthearted destination that presents the Internet to individuals through quick wit, interesting links and other standard Internet offerings (I.E., stock quotes, horoscopes, etc.). The goal of this site is to provide the Internet user with a starting point for their daily excursions into the World Wide Web. It is intended to put some of the most interesting of the millions of sites on the web at site visitors' fingertips. The focus is to provide a virtual atmosphere of sophistication, intelligence and cunning.

        The site is formatted as a weekly, soon to be daily, magazine or "e-zine". Content varies according to the weekly topic - i.e., interviews, short comical lists, photographs and stories. Topics vary, and can consist of anything from contemporary entertainment venues, travel destinations, fashions, sports or financial markets. The goal is to provide the user information across a wide range of interests, with striking and informative links relating to the current topic.

        The home page consists of a photograph reflecting the current topic. Superimposed on the photograph are links to various sites on the Internet. Links are of three types. First, there are standard links provided by most every launch site, including news, horoscopes and stock quotes. These links are provided for the convenience of the viewer, and are not considered the main draw of the site.

        Second, there are the temporary, topic specific links. Temporary links relate directly to the topic and will change accordingly. Examples of these links include historical and cultural information, available activities, photographs, travel information or discussion groups. For example, when the topic was the Taj Mahal, the site linked to an Intel site that had a virtual tour of the structure, a short history of the Taj Mahal, a picture galleries and information of the surrounding area. Effort is made to provide viewers instant and concise information they might not search for on their own.

        Last, there are the topic specific e-commerce links. These links take the viewer to sites that provide products and services directly related to the current subject. The site will provide links to vendors like Amazon.com, where the viewer can buy a book for more information, or to Abercrombie & Kent, a travel web site, in order to purchase an airline ticket or book a cruise on a ship.

        In  effort  to  attract  loyal   viewers,   Cyco.net  does  not  require
registration information or fees to access the site. We believe such barriers inhibit users to peruse the site in depth.

        Cyco.net will focus on maximizing the number of hits or visitors a day. As more and more customers visit Cyco.net, we will position ourself to take advantage of the audience that Cyco.net is attracting. This will be accomplished by building e-businesses, which will sell products and services to the Cyco.net visitors. Every Cyco.net visitor is a potential customer for many products and services that will be provided by the site or affiliates and advertisers.

        We seek to gain revenue by contracting advertisers on the Cyco.net site. Although we are having ongoing discussions toward this end, there are currently no agreements with advertisers. No assurance can be given that any arrangements will be established, or that, if established, the marketing and operating arrangements proposed to be utilized by us can be successfully implemented.

        We see an advantage in targeting the tobacco and spirits companies as our major advertisers. With regard to the tobacco and spirits companies, these advertisers are quickly losing their current mediums, including billboard advertisements and as major sports sponsors. The only current advertising medium in the United States for the Tobacco and Spirit industries are print ads and the Internet. Many of the larger Internet sites, like Yahoo, do not accept advertising from tobacco and spirit companies because of the unhealthy stigma associated with these products. Tobacco and spirit companies are shunned by current major Internet operators, who in turn, are leaving billions of dollars worth of advertising on the table. In turn, rising anti-alcohol and tobacco sentiment might cause some Internet users to ban or boycott companies, such as Cyco.net, who promote products from these industries.

        Cyco.net has affiliated itself via links, with several larger e-commerce sites such as Amazon.com, Lobster.net and Tavalo.com. Being an affiliate entitles us to a commission on sales derived from visitors of Cyco.net. If a user goes to Amazon.com, from the link on Cyco.net, and makes a purchase, then we are entitled to a percentage of that sale. At this time, no revenues have been realized from any affiliate programs. Such affiliate programs are not unique to Cyco.net. Currently Amazon.com has over 500,000 affiliates.

INDUSTRY

        The Internet is a virtual world. In this world a complete society exists. People work, play, learn, communicate and shop all at the touch of a button from their home or office. The Internet gives almost unfettered access to communication, information and products to the user. At the same time, the Internet gives advertisers almost unlimited access to the consumer. The Internet has become an open market where anyone can locate almost any product they want.

GROWTH

        The Internet is the fastest growing medium of communication in history. It has only taken 5 years to reach 50 million U.S. users, while Cable required 10 years, television took 13 years and radio needed 38 years. By the end of 1999 the Internet had attracted 101 million U.S. viewers, and is expected to have 207 million U.S. viewers by the year 2004. At the same time World Wide Web users are expected to grow from 245 million in 1999 to 726 million by 2004. (Source:
Yahoo.com.) (Source: IDC, September 2000; Last revised: September 13, 2000.)

SPENDING

        As a result of the increase in the number of buyers on the web, the average size of the transaction, and the adoption of the web as a viable vehicle for business procurement, the amount of commerce conducted on the web is expected to grow dramatically. U.S. e-commerce revenue is projected to grow from around $81 billion dollars at the end of 1999 to $1.0 trillion by the year 2004. Worldwide e-commerce revenue is expected to increase from $131 billion in 1999 to $2.6 trillion by year 2004. (Source: IDC, September 2000; Last revised:
September 27, 2000.)

ADVERTISING

        Like other mediums of communication, a major source of revenues is advertising. We believe the Internet is different from all other means of communication. The difference is in the way people experience the Internet. In this medium, the viewer is actively involved in what is being presented. Users make involved choices as to what they are seeing. They do not passively accept information as they do when watching TV or reading the newspaper. This highly attentive state creates an interaction that builds brand value even as it drives consumer action (Source: Yahoo.com (Source: IAB, Oct 1998, Last Revised: Nov. 17, 1998).) Advertising revenue on the internet grew at a faster rate than any other advertising media. It showed a 116% increase over 1998, while cable TV increased by 20% and outdoor by 15%. (Source: E-Advertising Report, June 2000; Last revised: September 2000.)

        While Internet companies compete with global competitors, they also service a global market. Along with the million or so web sites on the Internet, there are several million customers on the Internet. By the end of 1998, there were 101 million U.S. viewers and 245 million global viewers (Source: Yahoo.com (Source: IDC, September 2000)). Another benefit of the Internet is the low capital requirements to enter the market. For a fraction of the cost of starting a landed store, Internet companies can set up a web site and begin making sales. Low overhead enables e-companies to be profitable with smaller profit margins, selling their products at a considerable savings to the customer, at any hour of the day. E-companies can deliver products and prices that are not available locally to many consumers. It is the goal of Cyco.net to find such regularly consumed products and offer them to customers at competitive prices. Such is the case in incorporating Cycocigs.com and Aabakismokes.com, our fully operational, revenue generating, cigarette e-business.

EMPLOYEES

        Cyco.net, Inc. currently has three full-time employees and one part time employee.

COMPANY HISTORY

        AVE, Inc., acquired Cyco.net, Inc. of Albuquerque, New Mexico in a transaction accounted for as a recapitalization of Cyco.net, Inc. on July 22, 1999. Under the terms of the agreement, AVE, Inc. changed its name to Cyco.net, Inc. Mr. R. Gene Klawetter, former Chairman and CEO of AVE, Inc. became a director of Cyco.net, Inc. George Sullivan, former AVE Vice President of Operations resigned, as did Henri Hornby, former Director of AVE, Inc. In the transaction, Cyco.net, Inc. shareholders received 2.08 shares of AVE (now Cyco.net) for each share of Cyco.net, Inc. stock. This provided the former AVE shareholders with 15% ownership interest in the surviving company and Cyco.net shareholders with 85% ownership interest of the surviving company.

        On July 28, 1999, we amended our Articles of Incorporation to change our name of AVE, Inc. to Cyco.net, Inc. Concurrently, a request was submitted to NASD to change AVE's listing symbol from AVEN to CYKE.

                                   MANAGEMENT

        Cyco.net's present directors and executive officers are as follows:

             NAME                     AGE          POSITION
             Richard Urrea            36           Chief Executive Officer, President and Director
             Daniel Urrea             29           Chief Financial Officer
             Brent Wolford            24           Chief Technical Officer
             Matthew Urrea            33           Chief Counsel
             Francisco Urrea, Jr.     71           Director

        The following is a brief description of the background of the directors and executive officers of Cyco.net.

        RICHARD URREA served as President of Sycom International, Inc. from 1997 to 1999. Sycom is a data communications company. Mr. Urrea led the company from start up through national marketing plan and implementation of its manufacturing plan. The company currently manufactures its products and markets them throughout the U.S. and is in the process expanding into foreign markets. From 1996 to 1997, Mr. Urrea was President of Klaire International Ltd., an export company distributing automotive parts in Mexico. From 1995-1996, Mr. Urrea served as the managing member of Toltec Fruit, L.C. a limited liability company involved in the importation of fruit into the United States from Mexico and South America. From 1993 to 1995, Mr. Urrea worked on the development and marketing plan for Septima Enterprises Inc. From 1991 to 1993, Mr. Urrea managed the Albuquerque Office of White Discount Securities. In 1990, Mr. Urrea was contract administrator for Foresight, Inc., an Albuquerque, laser-optics, government contractor. In 1989, Mr. Urrea served as marketing director for HDI System, Inc. where he devised and implemented an international marketing plan for an ignition system for marine application. In 1985 and 1986, Mr. Urrea owned and operated Shannon Euro Motorcars, a European automobile importing and maintenance company. Mr. Urrea sold the business in 1986 to attend Baylor
University. Mr. Urrea received his Bachelor of Business Administration in Marketing and Business Broadcasting from Baylor University's Hankammer School of Business in 1989.

        FRANCISCO URREA, JR. was the founder of several public companies including Diagnostek, Inc., a prescription benefits management and hospital pharmacy management company (New York Stock Exchange), Nuclear Pharmacy Incorporated, a centralized radiopharmacuetical company servicing several hundred hospitals throughout the United States (NASDAQ), Summa Medical Corporation, a research and development company (American Stock Exchange), Septima Enterprises, Inc., a company that has developed a high voltage automotive ignition system (NASDAQ Bulletin Board) and Advanced Optics Electronics, Inc., a company developing a high-intensity, flat- panel display (NASDAQ Bulletin Board). Mr. Urrea served as Chairman of the Board of Directors of Nuclear Pharmacy Incorporated from 1974 until 1982. Mr. Urrea served as Chairman of the Board of Summa Medical Corporation from 1978 until 1990, as President from 1978 through April 1982 and as President again from October 1986 through February 1990. Mr. Urrea served as Chairman of the Board of Directors of Diagnostek from 1983 through 1985. Mr. Urrea also was a director of Septima Enterprises and served as president from 1988 through 1992. Mr. Urrea has served as Vice Chairman of the New Mexico State Investment Council, Chairman of the New Mexico Game and Fish Department, Commissioner of the New Mexico State Racing Commission, Member of the New Mexico Industrial Development Commission, Member of the New Mexico Foreign Trade and Investment Council, and Member of the United States Department of Commerce's Biotechnology Advisory Committee. Mr. Urrea graduated from Saint Mary's High School in 1949 after which he served two years in the United States Navy during the Korean War. He is currently Chairman of the Board of Directors of Klaire International, Ltd., a company holding the exclusive distribution rights in Mexico for a patented automotive ignition product developed in the United States by Septima Enterprises, Inc.

        DANIEL URREA has been associated with the Cyco.net since inception in January 1999. Prior to his involvement with the Cyco.net, Mr. Urrea worked with Sycom International, manufacturer and distributor of Radio Telemetry Units. During that time Mr. Urrea was responsible for the maintenance of the accounting records for the company, and was instrumental in the development of the company's business plan. Before this, Mr. Urrea worked for Klaire International, an exporter of automotive accessories to Mexico, in the same capacity. From January 1996 thorough August 1996 Mr. Urrea worked with Equinox International, an international marketing and distribution company, where he was involved in sales and talent recruiting activities. In the Spring of 1995, Mr. Urrea received a Bachelors in Business Administration with a concentration in Finance from the Anderson Schools of Management at the University of New Mexico. Mr. Urrea has also spent several months out of the country where he studied business and other cultures.

        BRENT WOLFORD has been involved in Cyco.net since inception, and is in charge of Web page design and maintenance. Mr. Wolford will graduate from the University of New Mexico with a Major in Computer Science, and a Minor in Business Management. He is literate in all major operating systems including DOS 6.2, Macintosh OS8, UN*X, and Windows 95/98/NT, and has extensive experience with several applications including Microsoft Office + Frontpage, Adobe Photoshop + Pagemaker, Alias Wavefront, Bryce 3D and many more. Before becoming involved with Cyco.net, Mr. Wolford built and continues to maintain several Web Sites including the Dartmouth Street Gallery (http://www.dsg-art.com), Mortgage Internet Technologies (http://www.vlender.com), and Digital Skunk Bud Productions (http://www.dsbp.cx).

        MATTHEW URREA is a tax lawyer with a private law practice in Albuquerque, New Mexico. He received his Master of Laws in Taxation from New York University School of Law (May 1993), his Juris Doctor from the University of New Mexico School of Law (May 1992), and his Bachelors of Business Administration in Finance from the University of New Mexico's Anderson School of Management (May 1989). From 1993 until April 1996, Mr. Urrea was an associate with the law firm of Miller, Stratvert, Torgerson & Schlenker, P.A. in Albuquerque, New Mexico where he practiced primarily in the area of taxation, including individual, estate and business tax planning, business entity formation, mergers, sales, acquisitions and reorganizations of business entities, international tax planning, and like-kind exchanges. Mr. Urrea has lectured before professional and civic groups on various tax subjects and is a member of the New Mexico, American, and Albuquerque Bar Associations.

Item 10.  Executive Compensation

        The following table shows all the cash compensation paid by Cyco.net, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2000 and 1999 to Cyco.net's three highest paid executive officers. No salaries were paid prior to 1999. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years. No executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

                              ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                                                  AWARDS       PAYOUTS
                                                                  ------       -------
                                                 OTHER      RESTRICTED
                                                 ANNUAL      STOCK     OPTIONS/  LTIP    ALL OTHER
NAME AND                    SALARY    BONUS   COMPENSATION  AWARD(S)    SARS   PAYOUTS  COMPENSATION
PRINCIPAL POSITION   YEAR     ($)      ($)        ($)         ($)       (#)      ($)        ($)
------------------   ----     ---      ---        ---         ---       ---      ---        ---
Richard Urrea,       2000    $70,999     --         --           --      --       --          --
Chief Executive      1999    $28,666     --         --           --      --       --          --
Officer
and President

Daniel Urrea,        2000    $29,999     --         --           --      --       --          --
Chief Financial      1999    $10,000     --         --           --      --       --          --
Officer

Brent Wolford,       2000     $9,000     --         --           --      --       --          --
Chief Technical      1999     $7,000     --         --           --      --       --          --
Officer

                             DESCRIPTION OF PROPERTY

        Cyco.net operated from leased office space at 600 Central Avenue SW, 3rd floor, Albuquerque, New Mexico until August 2000. The lease was month to month. There are no outstanding obligations with regard to the lease. Cyco.net moved its business operations to 4201 G. Yale Boulevard, NE, Albuquerque, NM 87107 effective August 2000. Cyco.net has a two year lease, with a basic monthly rental payment of $1,664 until August 2001, after which payments will increase to $1,703 per month for the remainder of the lease.


                                LEGAL PROCEEDINGS

        Cyco.net does not have any litigation proceedings pending against it.

                             PRINCIPAL SHAREHOLDERS

Voting Securities And Principal Holders Thereof

        The following table sets forth, as of August 21, 2001, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                       COMMON STOCK
                                                    BENEFICIALLY OWNED
                                                    ------------------
NAME/ADDRESS                                       NUMBER           PERCENT(1)
------------                                       ------           ----------
Richard Urrea                                   4,246,000                 16.2%
600 Alcalde SW #4D
Albuquerque, NM 87104

Matthew Urrea                                   2,496,000                  9.4%
2213 Matthew NW
Albuquerque, NM 87110

Daniel Urrea                                    4,246,000                 16.2%
3009 Charleston NE
Albuquerque, NM 87110

Nunzio P. De Santis                             2,496,000                  9.4%
600 Central Ave. SW, 3rd Floor
Albuquerque, NM 87102

Francisco Urrea Jr.                             2,184,000                  8.2%
3009 Charleston NE
Albuquerque, NM 87110

Brent Wolford                                   2,580,000                  9.7%
2601 Silver Avenue SE #8
Albuquerque, NM 87106

Con Queso, LLC                                  1,353,600                  5.1%
P.O. Box 7460
Albuquerque, NM 87194

Henri Hornby                                    1,082,540                  4.1%
3653 Hemlock Court
Reno, NV 89509

All Officers and Directors                      15,752,000                59.4%

------------------------------------

(1)     Applicable  percentage  of  ownership is based on  26,946,419  shares of common  stock  outstanding  as  of  September  7,  2001,  together  with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of September 7, 2001 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Cyco.net.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        At June 2001, Cyco.net had a non-interest bearing loan to Daniel Urrea, our Chief Financial Officer, of $2,500.

        At June 2001, Cyco.net had a non-interest bearing loan to Richard Urrea, our Chief Executive Officer and President, of $17,600. In addition, in the second and third quarters of 1999, Cyco.net extended a non-interest bearing loan of $11,700 to Richard Urrea, our Chief Executive Officer and President. In December 2000, Richard Urrea repaid $6,400 of this loan.

        In December 1999, Cyco.net borrowed $18,000 from Francisco Urrea, a director of Cyco.net. This loan accrued interest at 7% per year and was repaid in June 2000.

        In September 1999, Cyco.net borrowed $500 from Francisco Urrea, a director of Cyco.net.

        In April 2001, Cyco.net issued a total of 4,000,000 shares of common stock, consisting of 1,750,000 shares to Richard Urrea, our Chief Executive
Officer and President; 1,750,000 shares to Daniel Urrea, our Chief Financial Officer; and 500,000 shares to Brent Wolford, our Chief Technical Officer. These shares were issued in lieu of cash compensation. On the date of grant, the shares were valued at $0.02 per share or a total of $80,000.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

        Cyco.net's common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "CYKE."

        The following table sets forth the range of high and low bid quotations for each calendar quarter for Cyco.net's common stock for the prior two years and the first two quarters of 2001.

                                                                    BID PRICE PER SHARE
                                                                    -------------------
                                                                   HIGH              LOW
                                                                   ----              ---
           January 4, 1999 - March 31, 1999                      $0.8125          $0.1563
           April 1, 1999 - June 30, 1999                         $0.7188          $0.1250
           July 1, 1999 - September 30, 1999                     $0.7813          $0.2000
           October 1, 1999 - December 31, 1999                   $0.1500          $0.0200

           January 3, 2000 - March 31, 2000                      $0.6000          $0.1250
           April 3, 2000 - June 30, 2000                         $0.1800          $0.1000
           July 3, 2000 - September 29, 2000                     $0.1300          $0.1000
           October 2, 2000 - December 29, 2000                   $0.1000          $0.1000

           January 2, 2001 - March 30, 2001                      $0.1000          $0.0200
           April 2, 2001 - June 29, 2001                         $0.1200          $0.2000

        The  above  prices  were  obtained  from  Nasdaq,  Inc.  The  quotations
represent  inter-dealer   quotations,   without  retail  mark-up,   markdown  or
commission, and may not necessarily represent actual transactions.

        As of August 29, 2001, Cyco.net believes there were approximately 505 holders of record of our common stock.

        We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

        The authorized capital stock of Cyco.net consists of 100,000,000 shares of common stock, par value $0.001 per share. As of September 7, 2001, we have 26,496,419 shares of our common stock outstanding. In addition, there are 1,350,000 options to purchase common stock outstanding. We may issue up to 40,000,000 shares of common stock over 24 months pursuant to the Equity Line of Credit. The following description is a summary of the capital stock of Cyco.net and contains the material terms of the capital stock. Additional information can be found in Cyco.net's Articles of Incorporation and Bylaws.

        COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of Cyco.net, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

LIMITATION OF LIABILITY:  INDEMNIFICATION

        Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Cyco.net to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Cyco.net.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cyco.net pursuant to the foregoing, or otherwise, Cyco.net has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

        AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans.

                                     EXPERTS

        The financial statements for the year ended December 31, 2000 included in the Prospectus have been audited by Stark, Tinter & Associates, LLC, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Cyco.net's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.


                              AVAILABLE INFORMATION

        For further information with respect to us and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other statement filed with the Securities and Exchange Commission or included as an exhibit, or otherwise, each such statement, being qualified by and subject to such reference in all respects.

        Reports, registration statements, proxy and information statements, and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference room maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Securities and Exchange Commission maintains a site on the World Wide Web (HTTP://WWW.SEC.GOV) that contains reports, registration statements, proxy and information statements and other information. You may obtain information on the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

                                 CYCO.NET, INC.
                           CONSOLIDATED BALANCE SHEET
                                  June 30, 2001
                                   (unaudited)

ASSETS
Current Assets:
  Cash                                                     $         8,757
  Receivables                                                       51,868
  Inventory                                                          4,449
  Prepaid expenses                                                   1,905
                                                          -----------------
     Total Current Assets                                           66,979
                                                          -----------------

Property and Equipment, net of accumulated
   depreciation of $727                                              4,997
                                                          -----------------

Other Assets:
Intangible asset, net of accumulated amortization
   of $15,460                                                       31,540
  Other receivables - related party                                 25,707
                                                          -----------------
          Total Assets                                     $       129,223
                                                          =================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                    $       158,383
  Due to related parties                                             2,000
                                                          -----------------
     Total Current Liabilities                                     160,383
                                                          -----------------

Stockholders' Equity:
Common Stock, $0.001 par value,
    30,000,000 shares authorized,
    25,946,419 issued and outstanding                               25,946
Additional paid in capital                                         418,859
Accumulated (deficit)                                             (475,965)
                                                          -----------------
     Total Stockholders' Equity                                    (31,160)

          Total Liabilities and Stockholders' Equity       $       129,223
                                                          =================

    The accompanying notes are an integral part of the financial statements.

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                                                 Three months ended June 30,        Six months ended June 30,
                                                               -------------------------------   -----------------------------
                                                                   2001             2000             2001            2000
                                                                   ----             ----             ----            ----
Revenues                                                        $  1,046,216      $   555,744     $  1,979,862    $   652,029
Operating expenses:
  Cost of sales                                                      957,302          493,602        1,817,793        578,091
  General and administrative expenses                                120,828           59,027          279,389         90,216
                                                               --------------    -------------   --------------   ------------
    Total operating expenses                                       1,078,130          552,629        2,097,182        668,307

(Loss) from operations                                               (31,914)           3,115         (117,320)       (16,278)

Other income and (expense)
  Interest expense                                                        (8)               -              (14)             -
                                                               --------------    -------------   --------------   ------------

Net (loss)                                                           (31,922)           3,115         (117,334)       (16,278)

Other comprehensive income:
 Unrealized gain(loss) on available for sale securities                    -          (32,812)               -         21,876
                                                               --------------    -------------   --------------   ------------
Comprehensive income(loss)                                      $    (31,922)     $   (29,697)    $   (117,334)    $    5,598
                                                               ==============    =============   ==============   ============




Per share information:
Net (loss) per common share-basic and diluted                   $      (0.00)     $     (0.00)    $      (0.01)    $     0.00
                                                               ==============    =============   ==============   ============



Weighted average shares outstanding-basic and diluted              25,946,419       20,293,752       23,368,641    20,219,210
                                                               ==============    =============   ==============   ============


     The accompany notes are an integral part of the financial statements.

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                                                                                  Six months ended
                                                                                                     June 30,
                                                                                      ----------------------------------------
                                                                                           2001                  2000
                                                                                      ------------------    ------------------
Operating activities
Net cash (used in) operating activities                                                 $       (20,243)      $          5,656
                                                                                      ------------------    ------------------

Investing activities
Acquition of fixed assets                                                                        (2,125)                    -
Acquition of intangible assets                                                                  (12,000)                    -
                                                                                      ------------------    ------------------
Net cash (used in) investing activities                                                         (14,125)                    -
                                                                                      ------------------    ------------------

Financing activities
Proceeds from stock issuance                                                                          -                32,000
Payment of subscription and account receivable for stock                                              -                15,000
Increase in amounts due to related party                                                         (1,713)                7,482
                                                                                      ------------------    ------------------
Net cash provided by financing activities                                                        (1,713)               54,482
                                                                                      ------------------    ------------------

Net increase (decrease) in cash                                                                 (36,081)               60,138
Beginning cash balance                                                                           44,838                10,737
                                                                                      ------------------    ------------------

Ending cash balance                                                                             $ 8,757              $ 70,875
                                                                                      ==================    ==================

Supplemental cash flow information:
Cash paid for income taxes                                                                          $ -                   $ -
                                                                                      ==================    ==================
Cash paid for interest                                                                             $ 14                   $ -
                                                                                      ==================    ==================

Supplemental Disclosure Of Significant Non-Cash Financing and Investing Activities
Common stock issued in exchange for web site enhancements                                      $ 10,000                   $ -
                                                                                      ==================    ==================
Unrealized gain on available for sale securities                                                    $ -              $ 21,876
                                                                                      ==================    ==================

    The accompanying notes are an integral part of the financial statements.

                          CYCO.NET, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2001
                                   (UNAUDITED)



   (1)   BASIS OF PRESENTATION

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the audited financial statements of the Company as of December 31, 2000 and for the two years then ended, including notes thereto, included in the Company's Form 10-KSB.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

   (2)   EARNINGS PER SHARE

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented, common stock equivalents were not considered as their effect would be anti-dilutive.

  (3)    EQUITY

During the six months ended June 30, 2001 the Company had the following equity transactions, all of which were valued at the fair market value of the common stock on the date of the transaction:

   o The Company issued 3,500,000 shares of their $0.001 par value common stock valued at $70,000 to two members of their management team.

   o The Company issued 500,000 shares of their $0.001 par value common stock valued at $10,000 as compensation for enhancements made to their website.

                                 CYCO.NET, INC.


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Report of Independent Auditors.....................................  F-6

Consolidated Financial Statements:.................................

Consolidated Balance Sheets........................................  F-7

Consolidated Statement of Operations...............................  F-8

Consolidated Statement of Stockholders' Equity.....................  F-9

Consolidated Statement of Cash Flows...............................  F-10

Notes to Consolidated Financial Statements.........................  F-11 - F-17

REPORT OF INDEPENDENT AUDITORS



Shareholders and Board of Directors
Cyco.Net, Inc.


         We have audited the accompanying consolidated balance sheet of Cyco.Net, Inc as of December 31, 2000, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year then ended and for the period from January 25, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyco.Net, Inc. as of December 31, 2000, and the results of its operations, and its cash flows for the year then ended and the period from January 25, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Stark Tinter & Associates, LLC


/s/ Stark Tinter & Associates, LLC
Denver, Colorado
April 8, 2001

                                 CYCO.NET, INC.
                           CONSOLIDATED BALANCE SHEETS
                                DECEMBER 31, 2000

ASSETS
Current Assets:
  Cash                                                          $ 44,838
  Receivables                                                     70,377
  Inventory                                                        5,776
  Prepaid expenses                                                 1,905
                                                         ----------------
     Total Current Assets                                        122,896
                                                         ----------------

Property and Equipment, net of accumulated
  depreciation of $207 at December 31, 2000                        3,392
Securities avaliable for sale                           ----------------


Other Assets:
Intangible asset, net of accumulated
  amortization of $5,208                                          19,792
  Other receivables - related party                               23,994
                                                         ----------------
          Total Assets                                         $ 170,074
                                                         ================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                        $ 163,900
                                                         ----------------
     Total Current Liabilities                                   163,900
                                                         ----------------

Stockholders' Equity:
Common Stock, $0.001 par value,
    30,000,000 shares authorized,
    21,946,419 issued and outstanding                             21,946
Additional paid in capital                                       342,859
Accumulated (deficit)                                           (358,631)
                                                         ----------------
     Total Stockholders' Equity                                    6,174

          Total Liabilities and Stockholders' Equity           $ 170,074
                                                         ================

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                  Year ended December 31,
                                              -------------------------------
                                                 2000               1999

Revenues                                       $  2,496,018     $      9,671
Operating expenses:
  Cost of sales                                   2,302,510            8,321
  General and administrative expenses               386,152          141,689
                                              --------------   --------------
                                                  2,688,662          150,010
    Total operating expenses

(Loss) from operations                            (192,644)         (140,339)

Other income (expense)                                 (53)             (103)
Interest expense                                   (25,492)               -
Realized (loss) on securities                 --------------   --------------
  available for sale                              (218,189)         (140,442)
Net (loss)

Other comprehensive (loss):                              -            (4,688)
  Unrealized (loss) on available for          --------------   --------------
    sale securities


Comprehensive (loss)                           $   (218,189)    $   (145,130)
                                              ===============  ==============
Per share information:
Net (loss) per common share                    $     (0.01)     $      (0.01)
  (basic and diluted)                         =============    ==============



Weighted average shares outstanding              20,619,849       17,366,281
  (basic and diluted)                         =============   ===============

                                 CYCO.NET, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
      FOR THE PERIOD FROM JANUARY 25, 1999 (INCEPTION) TO DECEMBER 31, 2000


                                                           Common Stock        Additional                    Other
                                                    -------------------------   Paid in    Accumulated    Comprehensive
                                                      Shares        Amount      Capital      Deficit         (Loss)        Total
                                                    ------------  -----------  ----------- -------------  -------------  -----------

  Shares issued at inception for services
    at $.001 per share                               14,976,000      $ 7,200      $   -       $  -         $   -         $   7,200
  Reclassification of paid in capital                         -        7,776       (7,776)       -             -                 -

  Shares issued for cash at $.05 per share              208,000          208        4,792        -             -             5,000

  Shares issued for services at $.05 per share          145,600          146        3,354        -             -             3,500

  Shares issued for cash at $.10 per share              769,600          770       36,230        -             -            37,000

  Shares issued for services at $.10 per share          312,000          312       14,688        -             -            15,000

  Shares issued in conjunction with a
    recapitalization                                  2,909,219        2,908       43,597        -        (37,500)           9,005

  Shares issued for a receivable at $.10 per share      150,000          150       14,850        -             -            15,000

  Shares issued for cash at $.50 per share               20,000           20        9,980        -             -            10,000

  Shares issued for cash at $.20 per share               50,000           50        9,950        -             -            10,000

  Shares issued for cash at $.05 per share              200,000          200        9,800        -             -            10,000

  Shares issued for cash at $.075 per share             200,000          200       14,800        -             -            15,000

  Unrealized loss on available for sale securities            -            -            -        -         (4,688)          (4,688)

  Net (loss) for the period ended December 31, 1999           -            -            -      (140,442)       -          (140,442)
                                                    ------------  -----------  ----------- -------------  -------------    ---------

Balance at December 31, 1999                         19,940,419       19,940      154,265      (140,442)  (42,188)          (8,425)

  Shares issued for cash at $.05 per share              200,000          200        9,800        -             -            10,000

  Shares issued for cash at $.10 per share              520,000          520       51,480        -             -            52,000

  Shares issued for services at $.10 per share        1,036,000        1,036      102,564        -             -           103,600

  Shares issued in exchange for domain name
         at $.10 per share                              250,000          250       24,750        -             -            25,000

  Change in unrealized net (loss) due to sale of
    securities                                                -            -            -        -         42,188           42,188

  Net (loss) for the year ended December 31, 2000             -            -            -      (218,189)       -          (218,189)
                                                    ------------  -----------  ----------- -------------  -------------  -----------

Balance at December 31, 2000                         21,946,419     $ 21,946     $342,859    $ (358,631)   $   -         $   6,174
                                                    ============  ===========  =========== =============  =============  ===========

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                       YEAR ENDED
                                                                                                      DECEMBER 31,
                                                                                      --------------------------------------------
Cash flows from operations:                                                                  2000                     1999
                                                                                      --------------------    --------------------
Net (loss)                                                                             $      (218,189)        $         (140,442)
Adjustments to reconcile net (loss) to net cash (used in)
 operating activities
Realized loss on sale of available for sale securities                                          25,492                           -
Amortization                                                                                     5,208                           -
Depreciation                                                                                       207                           -
Write off note payable                                                                         (10,000)                          -
Common stock issued for services                                                               103,600                      40,700
Common stock issued in conjunction with a recapitalization                                           -                      46,505
Available for sale securities received as payment for license rights                                 -                     (50,000)
Common stock issued in exchange for a subscription receivable                                        -                     (15,000)
Changes in assets and liabilities:
(Increase) decrease in receivables                                                             (43,770)                          -
(Increase) decrease in other receivables                                                       (23,994)                    (26,607)
(Increase) decrease in inventory                                                                (4,719)                     (1,057)
(Increase) decrease in prepaid expenses                                                          2,295                      (4,200)
(Increase) decrease in accounts payable                                                        118,062                      45,838
                                                                                      ------------------      ---------------------
Net cash (used in) operating activities                                                        (45,808)                   (104,263)
                                                                                      ------------------      ---------------------

Cash flows from investing activities:
Proceeds from sale of available for sale securities                                             24,508                           -
Acquition of fixed assets                                                                       (3,599)                          -
                                                                                      ------------------      ---------------------
Net cash (used in) investing activities                                                         20,909                           -
                                                                                      ------------------      ---------------------

Cash flows from financing activities:
Proceeds from stock issuance                                                                    62,000                      87,000
Decrease in subscription receivable                                                             15,000                           -
Increase (decrease) in amounts due to related party                                            (18,000)                     18,000
Proceeds from note payable                                                                         -                        10,000
                                                                                      ------------------      ---------------------
Net cash provided by financing activities                                                       59,000                     115,000
                                                                                      ------------------      ---------------------

Net increase in cash                                                                            34,101                      10,737
Beginning cash balance                                                                          10,737                           -
                                                                                      ------------------      ---------------------

Ending cash balance                                                                    $        44,838         $            10,737
                                                                                      ==================      =====================

Supplemental cash flow information:
Cash paid for income taxes                                                             $             -         $                 -
                                                                                      ==================      =====================
Cash paid for interest                                                                 $            53         $                 -
                                                                                      ==================      =====================

Supplemental Disclosure Of Significant Non-Cash Financing and Investing Activities
Common stock issued in exchange for acquisition of domain name                         $         25,000        $                 -
                                                                                      ===================     =====================
Unrealized loss on available for sale securities                                       $              -        $            (4,688)
                                                                                      ===================     =====================

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


ORGANIZATION

         Cyco.Net, Inc. (the "Company") was incorporated on January 25, 1999 in the State of New Mexico. The Company has a network of web-based businesses. The Company's primary line of business is the sale of cigarettes through their websites "Cycocigs.com" and "Aabakismokes.com".

         The Company was in the development stage from its inception on January 25, 1999 through December 31, 1999. The Company commenced operations on January 1, 2000.

         During July 1999 the Company completed reorganization with AVE, Inc. a Nevada corporation, whose net assets aggregated $46,505. In conjunction therewith, AVE, Inc. issued 16,411,200 shares of its restricted common stock for all of the issued and outstanding common shares of the Company. This reorganization was accounted for as though it were a recapitalization of the Company and sale by the Company of 2,909,219 shares of common stock in exchange for the net assets of AVE, Inc.


PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.


REVENUE RECOGNITION

         The Company's primary source of revenue is the sale of cigarettes through their website "Cycocigs.com". The Company records revenue from cigarette sales when product is shipped. The Company also generates revenue through online advertising. The Company recognizes advertising revenues over the period the ads are displayed on the website.


INVENTORY

         Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.


ADVERTISING COSTS

         The Company expenses all costs of advertising as incurred. Advertising costs included in selling, general and administrative expenses aggregated $7,489 in 2000 and $2,178 in 1999.


CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

         For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


FAIR VALUE OF FINANCIAL INSTRUMENTS

         Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature, their carrying amounts approximate fair values, or they are receivable or payable on demand.


PROPERTY AND EQUIPMENT

         Property and equipment is stated at cost and is being depreciated using the straight-line method over the asset's estimated economic life of 5 years.


IMPAIRMENT OF LONG-LIVED ASSETS

         The Company periodically reviews the carrying amount of property, plant and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgement is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. As of December 31, 2000 there were no such impairments.


NET (LOSS) PER COMMON SHARE

         The Company follows Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Basic earnings per common share ("EPS") calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.


INTANGIBLES

         Product and website development costs incurred in developing the Company's website are accounted for in accordance with SOP 98-1. Product and website development costs include amounts incurred by the Company to develop, enhance, manage, monitor and operate the Company's website. External direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll- related costs for employees who devote time directly related to the internal-use computer software project, and interest costs incurred while developing internal-use computer software are capitalized. Product development costs, preliminary project and past implementation product costs are expensed as incurred. Internal costs for upgrades and enhancements that result in probable additional functionality are capitalized.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

         On August 1, 2000 the Company issued 250,000 shares of its $0.001 par value common stock for the purchase of a domain name. Amortization is computed using the straight line method over a life of two years. Accumulated amortization of the domain name at December 31, 2000 was $5,208.


STOCK-BASED COMPENSATION

         The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.


USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.


SEGMENT INFORMATION

         The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". Certain information is disclosed, per SFAS No. 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in one business segment and will evaluate additional segment disclosure requirements as it expands operations.


RECLASSIFICATIONS

         Certain amounts presented in the previous years financial statements have been reclassified to conform to the current year presentation.


CONCENTRATIONS

         There have been a number of adverse legislative, regulatory, political and other developments concerning the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential current customers with respect to the tobacco industry, and therefore effect the Company's operations.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


RECENT PRONOUNCEMENTS

         The FASB recently issued Statement No 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities".

         The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not engaged in any hedging activities since their inception on January 25, 1999.

         During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAS No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policies.


NOTE 2.  GOING CONCERN

         The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

         The Company has experienced a loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the periods ended December 31, 2000 and 1999, the Company incurred net losses of $218,189 and $140,442, respectively. At December 31, 2000, the Company had a working capital deficit of $41,004.

         The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

         The Company is pursuing financing for its operations and seeking additional private placement investments. The Company has begun to operate its websites and generate significant revenues from the sale of its products.

         The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999


NOTE 3.  LOSS ON INVESTMENT

         In conjunction with the recapitalization described in Note 1 the Company acquired certain marketable securities with a cost of $50,000 and a fair market value of $12,500. The Company sold the securities during the year ended, December 31, 2000 for $24,508, resulting in a realized loss of $25,492.


NOTE 4.  STOCKHOLDERS' EQUITY

         During January 1999 the Company issued 14,976,000 shares of common stock for services valued at $7,200, which management believes is the fair market value of the services provided.

         During the period from May 1999 through July 1999 the Company issued 977,600 shares of its $0.001 par value common stock to various investors for cash aggregating $42,000 and 457,600 shares of its $.001 par value common stock to various individuals in exchange for services valued at $18,500.

         During July 1999 the Company issued 2,909,219 shares of its $0.001 par value common stock in conjunction with a recapitalization (see Note 1).

         During the period from August 1999 through December 1999 the Company issued 620,000 shares of its $0.001 par value common stock to various investors for cash aggregating $45,000 and a receivable of $15,000. The receivable was collected during January 2000.

         During the year ended December 31, 2000, the Company issued 720,000 shares of its $0.001 par value common stock to various investors for cash aggregating $62,000.

         During the year ended December 31, 2000 the Company issued 1,036,000 shares of its $0.001 par value common stock to various individuals in exchange for services valued at $103,600. The Company also issued 250,000 shares of its $0.001 par value common stock in exchange for the acquisition of a web site valued at $25,000.

         During the periods covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, it could be liable for recission of the sales if such exemptions were found not to apply and this could have a material negative impact on the Company.


NOTE 5.  RELATED PARTY TRANSACTIONS

         At December 31, 2000, the Company had a receivable with companies owned by an officer of the Company of $23,994.

         At December 31, 1999, the Company had an outstanding non-interest bearing loan from an officer of $18,000. The loan was repaid during the year ended December 31, 2000.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

         For the year ended December 31, 2000, the Company has included $2,000 due to related parties in accounts payable and accrued expenses.


NOTE 6.  INCOME TAXES

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

         The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred tax asset are as follows:

                                                       Reconciling       Tax
                                                          Item         Effect
                                                       -----------    ---------

               Net operating loss carryforward:          $358,000      $122,000
                                                       ==========     =========

         The net operating loss carry forward will expire through 2020. The deferred tax asset has been fully reserved at December 31, 2000.

         The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes due to the effect of the net operating loss. The net operating loss negates any provision for income taxes.


NOTE 7.  STOCK BASED COMPENSATION

         The Company has a compensatory stock option plan. Under the plan, the Company may grant options for up to 4,000,000 shares of common stock. The exercise price of each option shall be determined by the Compensation Committee or by the CEO with reference to factors such as current fair market value of the Stock, net book value per share, regular or other remuneration already being received by the optionee. The maximum term of the options is five years and they vest on the date granted.

         During 1999, the Company granted 600,000 options exercisable at $.10 per share to officers of the Company. These options are exercisable at any time through January 31, 2003. The Company has agreed, to repurchase these 600,000 options for $60,000 upon the receipt of proceeds from a Regulation D, Rule 504 offering.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2000 AND 1999

         The effect of applying SFAS No. 123 pro forma net loss is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net (loss) would be unchanged.


NOTE 8.  COMMITMENTS

         In August 1999 the Company entered into a line of credit agreement ("the agreement"). Pursuant to the terms of the agreement the Company may issue and sell to an investor up to $890,000 of debentures. The investments in the debentures may be made in reliance upon the provisions of Rule 504 of the Securities Act of 1933 and other exemptions from registration of the Securities Act as may be available. As of the date of these financial statements no debentures have been issued.

         The line of credit agreement provides for debentures convertible at 75% of the average closing bid price for a period of five days prior to conversion. Management estimates the price per share of common stock in the recent market, discounted to 75%, to be $0.03 per share. If there were full payout under the line of credit agreement and full conversion of the debentures to common stock, approximately 29.7 million shares would be issued. The authorized capital stock of the Company consists of 30 million shares of common stock and presently approximately 26 million shares are outstanding. Thus, full payout and conversion under the line of credit agreement would be approximately 114% of the total outstanding common shares.

         The Company leases office and warehouse space under an operating lease expiring during April 2002. The lease calls for monthly payments of $1,664. Rental expense related to this lease for the years ended December 31, 2000 and 1999 were $ 12,460 and $7,605, respectively. Minimum annual future rent payments related to the operating lease are $19,970 for the year ending December 31, 2001 and $6,810 for the year ending December 31, 2002.


NOTE 9.  SUBSEQUENT EVENT

         During April 2001 the Company authorized 4,000,000 shares of their $0.001 par value common stock to three members of their management team.

WE HAVE NOT AUTHORIZED  ANY DEALER,  SALESPERSON OR
OTHER PERSON TO PROVIDE ANY INFORMATION OR MAKE ANY
REPRESENTATIONS  ABOUT  CYCO.NET,  INC.  EXCEPT THE
INFORMATION  OR  REPRESENTATIONS  CONTAINED IN THIS
PROSPECTUS.  YOU SHOULD NOT RELY ON ANY  ADDITIONAL
INFORMATION OR REPRESENTATIONS IF MADE.

              -----------------------

This  prospectus  does not  constitute  an offer to                   ----------------------
sell,  or a  solicitation  of an  offer  to buy any
securities:                                                                 PROSPECTUS

    O   except  the  common  stock  offered by this                   ---------------------
        prospectus;

    O   in any  jurisdiction  in which the offer or
        solicitation is not authorized;
                                                                41,300,000 SHARES OF COMMON STOCK
    O   in any  jurisdiction  where  the  dealer or
        other  salesperson is not qualified to make
        the offer or solicitation;
                                                                          CYCO.NET, INC.
    O   to any  person  to whom it is  unlawful  to
        make the offer or solicitation; or

    O   to any  person  who is not a United  States
        resident    or   who   is    outside    the
        jurisdiction of the United States.
                                                                       ___________ __, 2001

The delivery of this prospectus or any accompanying sale does not imply that:

    O there have been no changes in the affairs of Cyco.net, Inc. after the date of this prospectus; or

    O   the    information    contained   in   this
        prospectus  is  correct  after  the date of
        this prospectus.

              -----------------------

Until  __________,   2001,  all  dealers  effecting
transactions in the registered securities,  whether
or not participating in this  distribution,  may be
required  to  deliver  a  prospectus.  This  is  in
addition to the  obligation of dealers to deliver a
prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Cyco.net's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Cyco.net.

                Securities and Exchange Commission Registration Fee       $        2,629
                Printing and Engraving Expenses                           $        5,000
                Accounting Fees and Expenses                              $       15,000
                Legal Fees and Expenses                                   $       25,000
                Blue Sky Qualification Fees and Expenses                  $       10,000
                Miscellaneous                                             $        2,371
                                                                          -----------------

                TOTAL                                                     $       60,000
                                                                          =================

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

        In August 2001, Cyco.net entered into the Equity Line of Credit Agreement pursuant to which it may issue up to 40,000,000 shares of common stock at an 18% discount to the prevailing market price of the common stock. In August 2001, Cyco.net issued 500,000 shares of common stock to Persia Consulting Group for consulting services valued at $40,000 or $0.08 per share. Cyco.net also issued 50,000 shares of common stock to David Gonzalez for consulting services valued at $4,000 or $0.08 per share. Cyco.net issued options to an employee to purchase 750,000 shares of common stock at an exercise price of $0.06 per share.

        In April 2001, Cyco.net had the following equity transactions, all of which were valued at the fair market value of the common stock on the date of the transaction:

        o Cyco.net issued 3,500,000 shares of common stock valued at $70,000 to two members of their management team.

        o Cyco.net issued 500,000 shares of common stock valued at $10,000 to a member of its management team as compensation for enhancements made to its website.

        During the year ended December 31, 2000 the Company issued 1,036,000 shares of its $0.001 par value common stock to various individuals in exchange for services valued at $103,600. The Company also issued 250,000 shares of its $0.001 par value common stock in exchange for the acquisition of a web site valued at $25,000.

        During the year ended December 31, 2000, the Company issued 720,000 shares of its $0.001 par value common stock to various investors for cash aggregating $62,000.

        During the period from August 1999 through December 1999 the Company issued 620,000 shares of its $0.001 par value common stock to various investors for cash aggregating $45,000 and a receivable of $15,000. The receivable was collected during January 2000.

        During July 1999 the Company issued 2,909,219 shares of its $0.001 par value common stock in conjunction with a recapitalization.

        During the period from May 1999 through July 1999 the Company issued 977,600 shares of its $0.001 par value common stock to various investors for cash aggregating $42,000 and 457,600 shares of its $.001 par value common stock to various individuals in exchange for services valued at $18,500.

        During January 1999 the Company issued 14,976,000 shares of common stock for services valued at $7,200, which management believes is the fair market value of the services provided.

        With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 ACT"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Cyco.net so as to make an informed investment decision. More specifically, Cyco.net had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Cyco.net's common stock.

EXHIBIT NO. DESCRIPTION                                                        LOCATION
2.1         Acquisition Agreement between Ave and DMI                          Incorporated by reference to Exhibit 2.1 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

2.2         Letter of Intent between Ave and Cyco.net dated July 9, 1999       Incorporated by reference to Exhibit 2.2 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

4.1         Stock Specimen                                                     Incorporated by reference to Exhibit 2.4 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.1         Certificate of Amendment to Change name to Ave, Inc. dated 5/7/90  Incorporated by reference to Exhibit 2.7 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.2         Certificate of Agreement of Merger of DeLuxe Onyx Company dated    Incorporated by reference to Exhibit 2.8 to the
            January 23, 1987                                                   Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.3         Certificate and Agreement of Merger of DeLuxe dated 1/23/87        Incorporated by reference to Exhibit 2.9 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.4         Certificate Amending Certificate of Incorporation dated January    Incorporated by reference to Exhibit 2.10 to the
            23, 1987                                                           Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.5         Ave, Inc. By Laws                                                  Incorporated by reference to Exhibit 3.0 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.6         Articles in Incorporation of Cyco.net, Inc. the Wholly Owned       Incorporated by reference to Exhibit 21.1 to the
            Subsidiary Cyco.net, Inc. (formerly Ave, Inc.)                     Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.7         Certificate of Amendment to Articles of Cyco.net, Inc. to change   Incorporated by reference to Exhibit 21.2 to the
            name from Ave, Inc. to Cyco.net, Inc.                              Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

EXHIBIT NO. DESCRIPTION                                                        LOCATION
3.8         Certificate of Amendment of Cyco.net, Inc.                         Incorporated by reference to Exhibit 21.3 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.9         By-Laws of Cyco.net, Inc.                                          Incorporated by reference to Exhibit 21.5 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

3.10        Articles of Amendment and Restatement to Articles of               Provided herewith
            Incorporation of AVE, Inc.

3.11        Certificate of Amendment to Articles of Incorporation of           Provided herewith
            Cyco.net, Inc. filed with Nevada Secretary of State on August 9,
            2001


5.1         Opinion re: Legality                                               Provided herewith

10.1        Line of Credit Agreement dated August 9, 1999                      Incorporated by reference to Exhibit 10.0 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

10.2        Amendment to Line of Credit Agreement dated August 9, 1999         Incorporated by reference to Exhibit 10.1 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

10.3        Promissory note from Cyco.net, Inc. to Francisco Urrea, Jr.        Incorporated by reference to Exhibit 99 to the
                                                                               Company's Annual Report on Form 10-KSB as filed with
                                                                               the Securities and Exchange Commission on April 16,
                                                                               2001.

10.4        May Davis Extension Agreement                                      Incorporated by reference to Exhibit 99 to the
                                                                               Company's Quarterly Report on Form 10-QSB filed with
                                                                               the Securities and Exchange Commission on January 4,
                                                                               2001

10.5        R. Gene Klawetter Letter of Resignation                            Incorporated by reference to Exhibit 99.2 to the
                                                                               Company's 8-K filed with the Securities and Exchange
                                                                               Commission on August 22, 2000

10.6        Lease Agreement                                                    Incorporated by reference to Exhibit 99.3 to the
                                                                               Company's 8-K filed with the Securities and Exchange
                                                                               Commission on August 22, 2000

23.1        Consent of Stark Tinter & Associates, LLC                          Provided herewith

23.2        Consent of Kirkpatrick & Lockhart LLP                              Provided herewith

        (b) No reports on Form 8K were filed under the Securities Exchange Act of 1934 during the quarter ended June 30, 2001.

ITEM 28.  UNDERTAKINGS

        The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "ACT");

                      (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                      (iii)   Include  any   additional   or  changed   material
information on the plan of distribution;

               (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to the Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Albuquerque, New Mexico, September 13, 2001.

                                   CYCO.NET, INC.

                                   By:  /s/ Richard Urrea
                                      --------------------------------------
                                   Name:   Richard Urrea
                                   Title:  Chief Executive Officer and President


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                         TITLE                                DATE
---------                         -----                                ----

/s/ Richard Urrea                 President, Chief Executive           September 13, 2001
-----------------------------     Officer and Director
Richard Urrea



/s/ Daniel Urrea                  Chief Financial Officer              September 13, 2001
-----------------------------
Daniel Urrea


/s/ Francisco Urrea, Jr.          Director                             September 13, 2001
-----------------------------
Francisco Urrea, Jr.